76804487v3 1 CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT This Confidential Separation and General Release Agreement (“Agreement”) is entered between Centerspace, a North Dakota real estate investment trust, (“Company”) and Mark O. Decker, Jr. (“Executive”) (the Company and Executive are, individually, “Party,” and, collectively, “Parties”). RECITALS WHEREAS, Executive served the Company most recently as Chief Executive Officer; WHEREAS, Executive and the Company have mutually agreed to terminate Executive’s employment with the Company and its Affiliates effective March 31, 2023; WHEREAS, the Company and Executive agree to enter into this Agreement amicably to sever the employment relationship between the Parties and to resolve all issues related to Executive’s employment; and, WHEREAS, in consideration of the services rendered by Executive and the additional undertakings provided under this Agreement, the Company has agreed to provide the Severance Benefits described below. AGREEMENT NOW, THEREFORE, in consideration of the mutual agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows: 1. Separation. Executive’s employment with the Company and its Affiliates will end effective March 31, 2023 ( “Separation Date”). Executive further will not seek reelection to the Board of Trustees, nor will he attend any meetings of the Board of Trustees from and after March 31, 2023 or the Annual Meeting of the Shareholders on May 16, 2023. 2. Severance Benefits. In exchange for the Waiver and General Release set forth in Section 3 and all other consideration provided under this Agreement, the Company will provide Executive the following “Severance Benefits”: a. Severance. The Company will pay Executive a lump-sum total gross amount of $2,101,200.00, less applicable withholdings and deductions, which represents the sum of two times Executive’s current base salary, plus two times Executive’s current target Short Term Incentive Plan (“STIP”) annual bonus, plus Executive’s pro-rated 2023 target annual STIP bonus through March 31, 2023. This payment will be reported on an IRS Form W-2, payable within 30 days of the Effective Date. b. Benefits Continuation. The Company will pay Executive a gross lump-sum amount of $39,360.00, representing 24 months of Executive’s monthly premium for the cost of benefit continuation for health benefits (i.e., medical, dental, and vision), payable

76804487v3 2 within 30 days of the Effective Date. Payment for such benefits, including the election of same under COBRA, are Executive’s responsibility. c. Equity. Executive’s unvested time-based and performance-based equity awards will vest according to the schedule and form reflected in Exhibit A to this Agreement. All outstanding options to purchase Company stock granted to the Executive during his employment with the Company will become exercisable, in whole or in part, for the shares that remain subject to any option, as of the Separation Date and will remain exercisable until the expiration date of the option (three months from the Separation Date). d. Outplacement Assistance. The Company will provide Executive up to $10,000.00 in outplacement assistance, to be supplied to the Executive by a professional and commercially recognized outplacement assistance provider selected by Executive, with costs being directly billed to the Company. f. Clawback. Executive’s Severance Benefits are subject to the Company’s Executive Incentive Compensation Recoupment Policy, as amended from time to time, and incorporated as if fully restated herein. g. Acknowledgment. Executive understands, acknowledges, and agrees that the consideration in this Agreement, in whole or in part, exceeds what Executive is otherwise entitled to receive upon separation from employment, and that such consideration is in exchange for executing and performing this Agreement. Executive further acknowledges he has no entitlement to any additional payment or consideration not specifically referenced in this Agreement, and that Executive was paid all compensation due in Executive’s employment. 3. Waiver and General Release of All Claims by Executive. As consideration for the benefits being provided to Executive under this Agreement, Executive, for himself, his heirs, executors, administrators, personal representatives, successors, and assigns (collectively, “Releasors”), waives all claims, liens, liabilities, and demands for payment from or against the Company, its board, successors, predecessors, Affiliates, subsidiaries, related entities, current and former officers, directors, trustees, attorneys, members, successors, assigns, trustees, insurers, reinsurers, servants, and employees (collectively “Released Parties”), and hereby releases, acquits, exonerates, forever discharges, and covenants not to sue Released Parties for all claims, liabilities, demands, causes of action, obligations, defenses, suits, actions, debts, dues, sums of monies, expenses, accounts, covenants, contracts, controversies, agreements, promises, variances, damages, and judgments, whether known or unknown, whether fixed or contingent, in law or in equity, that Releasors had, have, or may claim to have against any of the Released Parties at any time before the execution of this Agreement. This waiver and release includes, but is not limited to, any claims, liens, demands, or liabilities arising out of, as a consequence of, by reason of, resulting from, or in any way connected with Executive’s employment with the Company, including, without limitation, the Executive’s termination, under any federal, state, or local laws regulating employment, such as, without limitation, claims of age, race, national origin, ancestry, handicap, disability, religion, sex, marital status, pregnancy, sexual orientation, gender identity, and veteran status discrimination, sexual harassment, retaliation, violation of public policy, and all claims under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Reconstruction Era Civil Rights Act, as amended, the Americans

76804487v3 3 With Disabilities Act of 1990 (“ADA”) and the ADA Amendments Act of 2009, the Family and Medical Leave Act of 1993, Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Fair Credit Reporting Act, the North Dakota Human Rights Act, the North Dakota Equal Pay Act, as well as all other federal, state, and local laws, statutes, or ordinances that can be released. Further, this waiver and release includes, without limitation, claims of negligence, breach of contract, breach of any alleged covenant of good faith and fair dealing, inducement of breach, intentional or negligent infliction of emotional distress, intentional or negligent fraud or misrepresentation, and conspiracy. It is understood that this is a General Release. This Agreement will not affect any rights of Executive for: (a) benefits for which he properly qualifies under any social security, workers’ compensation, or unemployment compensation laws; (b) any rights arising out of any breach of this Agreement; (c) indemnification from personal liability under any insurance policy maintained by the Company for future claims; or, (d) vested rights under the terms of ERISA plans sponsored by Company. Nothing in this Agreement will be construed to prevent Executive from filing or participating in any charge of discrimination or other protected claim filed with the Equal Employment Opportunity Commission (EEOC), North Dakota Department of Labor and Human Rights, North Dakota Workforce Safety and Insurance, or other government agencies; however, by signing this Agreement, Executive waives the right to recover any monetary damages or attorneys’ fees from Released Parties in any claim or lawsuit brought by or through the EEOC or other agency(ies). 4. ADEA and OWBPA. By signing this Agreement, Executive hereby acknowledges and confirms that: (a) the Executive has read this Agreement in its entirety and understands all of its terms; (b) Company advises Executive to consult an attorney of Executive’s choice prior to executing this Agreement; (c) Executive knowingly, freely, and voluntarily assents to all the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in this Agreement; (d) Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (e) Executive has up to 21 days to consider the terms of this Agreement before signing it, although Executive may sign it sooner if desired; (f) solely as it relates to claims under the Age Discrimination in Employment Act, Executive has seven days from the date Executive signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to Julie Letner, Senior Vice President – Talent and Culture, 800 LaSalle Avenue, Suite 1600, Minneapolis, Minnesota 55402, before the end of such seven-day period, which revocation will revoke this entire Agreement unless the Company elects to limit it only to claims under the Age Discrimination in Employment Act within seven days of the revocation; and, (g) Executive understands that the release in this paragraph does not apply to rights and claims that may arise after the date on which Executive signs this Agreement. The eighth day after Executive executes this Agreement will be the “Effective Date” so long as Executive has not revoked the Agreement before that time, or if Executive has revoked it but Company elected to limit the revocation under Section 4(f). 5. Executive’s Representations. Executive specifically represents, warrants, and confirms that: (a) he has no claims, complaints, or actions of any kind filed against the Company with any court of law, or local, state, or federal government or agency; (b) he has not engaged in, and is unaware of, any unlawful conduct in relation to the business of the Company; and, (c) he

76804487v3 4 that, by executing this Agreement, he agrees to give up any right or entitlement he may have under federal, state, or local law against the Released Parties concerning his employment or separation from the Company, and it extinguishes any potential discrimination claims related to same. 6. Non-Disclosure of Trade Secrets and Other Confidential Information. Executive acknowledges that Executive has received certain of the Company’s (which includes Affiliates, subsidiaries, partnerships, joint ventures, unincorporated associations, or other legal entities that, directly or indirectly through one of more intermediaries, controls or is under common control of the Company) confidential business information (“Confidential Information”). Executive will not divulge, disclose, reveal, or communicate to any business entity or other person Confidential Information or any trade secrets or other information that Executive may have obtained during Executive’s employment with the Company. These include, but are not limited to, client information, client lists, prospective client and client records, compilations, analyses, studies, plans, financial data, technology, programs, processes, policies, techniques, flow charts, information regarding Company’s products, techniques, methods, projects, strategies, trade practices, accounting methods, methods of operations, or other data considered by the Company to be Confidential Information. Nothing in this Agreement prohibits Executive from making disclosures to any self-regulatory body or governmental agency that are protected under the whistleblower provisions of federal law or regulation or disclosing trade secrets under the Defend Trade Secrets Act of 2016 where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) to an attorney for use in a court proceeding in connection with a lawsuit by the individual against the employer for retaliation for reporting a suspected violation of law if the information is filed under seal and not disclosed except under court order. 7. Return of Company Property. Executive will return to the Company, on or before his Separation Date, all Company property in a satisfactory condition, including, but not limited to, all keys, access cards, credit cards, laptop, equipment, documents, copies of documents, draft and final reports, materials, studies, disks, computers, cell phones, contact, sponsor, vendor, supplier, and customer lists, and all information stored in any form (electronic or otherwise). This obligation is required no matter if Executive executes this Agreement. 8. Cooperation. Executive will cooperate, if and as needed, with the Company to transition his responsibilities without the requirement of further compensation, with the consideration provided hereunder deemed sufficient. At the Company’s reasonable request, and subject to reimbursement for reasonable costs and expenses Executive incurs, Executive will timely provide reasonable assistance to, and cooperate with, the Company, its Affiliates and their respective attorneys and advisors with respect to any internal or external claims, charges, audits, exams, investigations, contractual disputes and/or lawsuits involving the Company or any of its Affiliates, of which Executive may have knowledge, or in which Executive may be a witness. 9. Nondisclosure. Executive will not disclose, directly or indirectly, orally or in writing, the terms of this Agreement to any person or entity, other than his spouse, attorney, and tax advisor (all of whom must be advised of the obligation not to disclose) unless required by law or as necessary in a subsequent proceeding in which Executive alleges a breach of this Agreement.

76804487v3 5 10. Public Statements. Executive agrees that, from and after the Effective Date, he will not, either by conversation or any other oral expression, by letter or any other written expression, or by any other deed or act of communication to the public or to any individual person or entity or groups of persons or entities, make any untrue, misleading, or defamatory statements about the Released Parties, or otherwise disparage, criticize, condemn, or impugn the business or personal reputation or character of any or all of the Released Parties. This Section 10 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. 11. Non-Interference Covenants. For a period of one year following the Separation Date, the Executive will not, either as a principal, agent, employee, employer, consultant, co- partner or otherwise, or in any other individual or representative capacity, directly or indirectly: (a) solicit for employment or hire, attempt to solicit for employment or hire, or employ or seek to influence any current Company employee to leave the Company’s or its Affiliates’ employment or engagement, when such employee was employed or engaged by the Company or its Affiliates at the time of, or at any time within the twelve months prior to, the solicitation; (b) solicit or encourage any client, or prospective client that Executive was aware or should have been aware Company is/was pursuing, of the Company or its Affiliates to (i) terminate or otherwise alter its relationship with the Company or its Affiliates or (ii) commence doing business with any entity that provides a product or service that could otherwise be provided by the Company or its Affiliates; or (c) interfere or attempt to interfere with any business relationship of the Company and its Affiliates. 12. Conditional Standstill. For a period of one year from the Separation Date, without the prior written consent of the Company’s Board of Trustees, Executive will not, directly or indirectly, alone or in concert with others, (i) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, any securities (as defined below), or propose (or request permission to propose) or make any offer for any transaction involving the Company or its securities, other than the purchase of less than 1% of its equity securities in the ordinary course of business solely for investment purposes, (ii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC), or advise or seek to influence any person or entity with respect to the voting of, or giving of consents with respect to, any securities, (iii) form, join or in any way participate in a “group” (as such term is used in Rule 13d-5 of the Securities Exchange Act of 1934, as amended) or otherwise act to seek to control or influence the management, Board of Trustees, policies, or affairs of the Company, (v) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (vi) encourage any third party to do any of the foregoing; provided, however, the Company will waive this provision upon Executive’s repayment in full to the Company of the Severance Benefits in Sections 2(a) and (b), with Executive acknowledging that even with such return he will have received sufficient consideration for his remaining promises under the Agreement. 13. Messaging/Reemployment. After this Agreement has been fully executed, the Company will issue a public statement in a form substantially similar or the same as the statement attached hereto as Exhibit B. Beyond this, the Company will respond to any inquiries for job references or confirmation of Executive’s employment with the Company by confirming

76804487v3 6 Executive’s job title and dates of employment. Executive will disclose his separation from the Company was by mutual agreement, and he may also indicate that he resigned. Executive hereby waives any right to future employment with the Company and any of the Released Parties, and agrees he will not seek future employment with Company or any of the Released Parties. 14. No Admission. The Parties agree and acknowledge that this Agreement is not an admission of wrongdoing by either Party. 15. Breach. In the event of a breach of this Agreement by Executive, the Company, without waiving the right to any additional remedies, has the right immediately to, separately or together: (a) terminate all future payments of the Severance Benefits; (b) seek legal remedies including, but not limited to, recovery from the Executive of damages, lost profits, amounts previously paid under Section 3 and reasonable attorneys’ fees incurred in the enforcement of the Executive’s promises herein; or (c) obtain a temporary restraining order without further notice to the Executive and/or a preliminary injunction or other equitable relief to prevent such breach or threatened breach. 16. Tax Matters. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement will be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it will be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 15, the Board will modify this Agreement in the least restrictive manner necessary. Each payment under this Agreement will be treated as a separate identified payment for purposes of Section 409A. If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A- 1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, any payment that is scheduled to be paid within six months after such Separation from Service will accrue without interest and will be paid on the first day of the seventh month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death. 17. Affiliate. “Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Internal Revenue Code section 414(b) or is deemed to be under common control under Internal Revenue Code section 414(c).

76804487v3 7 18. Entire Agreement; Modification; Severability. This Agreement, including the recitals, constitutes the entire agreement of the Parties and supersedes all other agreements, whether oral or written, on the terms hereof. That said, nothing in this Agreement will limit or supersede any confidentiality, nondisclosure, noncompete, or non-solicitation obligations, if applicable, on Executive by agreement or at law, and the provisions on same in this Agreement are intended to be in addition to, and not to replace, them. The terms of this Agreement may not be modified other than in a writing signed by both Parties. In the event that any provision or portion of this Agreement is found to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law to achieve the purposes of this Agreement. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective or unenforceable provision will, without further action by the Parties, be automatically amended or limited, as appropriate, to effect the original and/or lawful purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction where that adjudication is made. 19. Governing Law; Venue. The laws of the State of North Dakota will govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction, and performance and without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any Party bringing a legal action or proceeding against any other Party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of North Dakota or in any court of the State of North Dakota sitting in Minot, North Dakota. Each Party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum. 20. Binding Agreement. This Agreement shall be binding on and inure to the benefit of, and be enforceable by or against the Company and its successors and the Executive (and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees). If the Executive dies while any amount remains payable to the Executive under this Agreement, all such amounts will be paid under this Agreement to the Executive’s devises, legatee or other designee, of if there is none, to the Executive’s estate. 21. No Assignment. Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and no effect. 22. Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, and signatures transmitted electronically or by facsimile will be deemed originals. [SIGNATURE PAGE FOLLOWS]

EXHIBIT A

Exhibit for Mutual Separation Agreement[1]

Executive: Mark Decker

Cash Payout		Unvested Equity Awards			Benefits[7]	Outplacement
Severance Multiple[2]	In-Progress Cash Bonus[3]	Options (Units)[4]	RSUs (Units)[5]	PSUs (Units)[6]		
$1,977,600	$123,600	57,030	7,688	9,923	See comment	Up to $10,000

[1] As outlined in the 2019 severance guidelines

[2]

2023 Base Salary	$494,400
2023 Target Bonus	494,400
2023 Base + STIP Target Bonus	**$988,800**
Multiplier	2
Severance Multiple	**$1,977,600**

[3]

2023 Target Bonus	$494,400
2023 Prorated period	3/12
In-Progress Bonus	**$123,600**

[4] All unvested options will vest on separation date; options (incl. those previously vested) can be exercised up to 90 days post separation date

Tranche	Options	
	Unvested	Strike Price
2020 Grant	16,824	$66.36
2021 Grant	10,120	$70.64
2022 Grant	10,025	$110.90
2023 Grant	20,061	$58.67
Total	**57,030**	

[5] All unvested RSUs will vest on separation date

Tranche	Unvested RSUs
2021 Grant	991
2022 Grant	1,328
2023 Grant	5,369
Total	**7,688**

[6] A pro-rated number of unvested PSUs, based on service through separation date, will vest at end of the performance period based on actual performance

Tranche	Unvested PSUs	
	Granted	Pro-rated
2021 Grant	8,918	6,689
2022 Grant	5,973	2,489
2023 Grant	8,948	746
Total	**23,839**	**9,923**

[7] A lumpsum cash payout on the separation date equal to two years of health benefits